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                                                                    EXHIBIT 21.1


1. Exabyte FSC Ltd.

2. Nihon Exabyte Corporation

3. Exabyte (Scotland) Ltd.

4. Exabyte (Europe) B.V.

5. Exabyte Magnetics GmbH

6. Exabyte (Singapore) Pte. Ltd.

7. Exabyte (Canada) Corporation

8. Bronco Acquisition, Inc.